EXHIBIT 21

SUBSIDIARIES OF RYERSON INC.

The subsidiaries of Ryerson Inc. (other than certain subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary), three (3) of which are incorporated in the State of Delaware, as noted below, and each of which is wholly owned by Ryerson Inc., are as follows as of December 31, 2005:

Joseph T. Ryerson & Son, Inc.

(a Delaware corporation)

Integris Metals, Inc.

(a New York corporation)

J. M. Tull Metals Company, Inc.

(a Georgia corporation)

Ryerson Americas, Inc. f/k/a Ryerson Tull International, Inc.

(a Delaware corporation)

Ryerson Procurement Corporation f/k/a Ryerson Tull Procurement Corporation

(a Delaware corporation)